Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2016

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

EnLink Midstream Reports First Quarter 2016 Results

DALLAS, May 3, 2016 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner), today reported results for the first quarter of 2016.

First-Quarter 2016 — EnLink Midstream Partners, LP Financial Results

The Partnership realized adjusted EBITDA of $195.0 million and distributable cash flow of $155.4 million in the first quarter of 2016, compared with adjusted EBITDA of $129.9 million and distributable cash flow of $98.7 million in the first quarter of 2015.

The Partnership’s net loss was $562.9 million and net cash provided by operating activities was $189.1 million in the first quarter of 2016, compared with net income of $35.7 million and net cash provided by operating activities of $171.7 million in the first quarter of 2015.  The Partnership’s operating loss was $515.9 million in the first quarter of 2016 compared with operating income of $51.5 million in the first quarter of 2015.  The net loss in the first quarter of 2016 was primarily due to a non-cash expense of $566.3 million related to goodwill impairments.

The Partnership’s gross operating margin was $303.5 million in the first quarter of 2016 compared with gross operating margin of $283.1 million in the first quarter of 2015. Adjusted EBITDA, distributable cash flow and gross operating margin are explained in greater detail under “Non-GAAP Financial Information,” and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

“EnLink delivered strong results during the first quarter. Our financial discipline and execution of our strategy enabled us to grow cash flows through fee-based contracts with minimal direct commodity exposure,” said Barry E. Davis, EnLink President and Chief Executive Officer. “We are one of the best positioned midstream companies. Our strong platform allows us to execute on opportunities in the ‘first mile’ of supply in high-return basins like the STACK, SCOOP, and Permian, while our premier natural gas and NGL footprint in Louisiana provides us the ‘last mile’ in a high-demand growth market.”

The Partnership’s operating and reporting segments are based principally upon geographic regions served and consist of the following: the Texas segment, which includes natural gas gathering, processing, transmission and fractionation operations located in north Texas and west Texas; the Louisiana segment, which includes pipelines, processing plants and NGL assets located in Louisiana; the Oklahoma segment, which includes natural gas gathering and processing operations located in Oklahoma; the Crude and Condensate segment, which includes rail, truck, pipeline and barge facilities to deliver crude and condensate in Texas, Louisiana and the Ohio River Valley and brine disposal wells in the Ohio River Valley; and the corporate segment, which includes operating activity for intersegment eliminations and gains or losses from derivative activities.

Each business segment’s contribution to the first quarter 2016 gross operating margin compared with first quarter 2015, and the factors affecting those contributions, is described below:

•                  Texas Segment. The Texas segment had an increase in gross operating margin of $2.6 million for the three months ended March 31, 2016 compared to the three months ended March 31, 2015. The Texas segment increase was primarily attributable to an increase of $11.8 million in gross operating margin due to the Coronado acquisition in March 2015, the Matador acquisition in October 2015 and the Deadwood acquisition in November 2015. The increase attributable to acquisitions was partially offset by a decrease of $9.2 million in gross operating margin from our other assets primarily due to volume declines on our north Texas processing, gathering and transmission assets.

•                  Louisiana Segment. The Louisiana segment had a decrease in gross operating margin of $5.5 million for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. This decrease was primarily attributable to a decrease of $4.8 million from our NGL business, which was driven by declines in fractionation volumes between periods due to a decline in NGL prices coupled with a decline in volumes due to scheduled maintenance on our fractionators during the first quarter of 2016.

•                  Oklahoma Segment.  The Oklahoma segment had an increase in gross operating margin of $18.7 million for the three months ended March 31, 2016 compared to the three months ended March 31, 2015. This increase was primarily driven by an increase of $12.8 million in gross operating margin due to the Tall Oak Midstream acquisition in January 2016. In addition, our gross operating margin from our Cana gathering and processing assets increased by $5.2 million between periods due to increased volumes combined with the expansions of our compression facilities, which were completed in October 2015.

•                  Crude & Condensate Segment. The Crude and Condensate segment had an increase in gross operating margin of $5.2 million for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. This increase was attributable to the LPC acquisition in January 2015, which contributed an increase in gross operating margin of $5.5 million between periods. In addition, gross operating margin from our compression and condensate stabilization facilities located in the ORV increased by $1.9 million between periods primarily due to the construction of new facilities, which commenced operation at various times in 2015. These increases were partially offset by a $2.5 million decrease from other crude operations related to the termination of a customer contract in June 2015.

The Partnership’s first quarter 2016 operating expenses were $98.2 million, a decrease of $0.2 million from the first quarter of 2015. General and administrative expenses for the first quarter of 2016 decreased by $8.7 million from the first quarter of 2015. Depreciation and amortization expense for the first quarter of 2016 increased by $30.6 million from the first quarter of 2015. This increase was primarily due to the Tall Oak acquisition in January 2016, the Coronado acquisition in March 2015, the LPC acquisition in January 2015, the Matador acquisition in October 2015 and the decommissioning of certain pipeline assets in Louisiana. Net interest expense for the first quarter of 2016 increased by $24.8 million from the first quarter of 2015 primarily due to an increase in senior notes outstanding and amortization of installment note discount.

Net loss per limited partner common unit for the first quarter of 2016 was $1.74 per common unit compared with net income of $0.03 per common unit for the first quarter of 2015.

First-Quarter 2016 — EnLink Midstream, LLC Financial Results

The General Partner reported a net loss of $871.3 million for the first quarter of 2016 compared with net income of $25.0 million in the first quarter of 2015. The net loss in the first quarter of 2016 was primarily due to a non-cash expense of $873.3 million related to goodwill impairment. The General Partner’s cash available for distribution was $48.4 million in the first quarter of 2016 compared with cash available for distribution of $52.1 million in the first quarter of 2015, and much of that year-over-year decline was due to the EnLink Midstream

Holdings drop down transactions that were completed in 2015. The resulting distribution coverage ratio for the first quarter of 2016 was approximately 1.04x on the declared distribution of $0.255 per General Partner unit. Cash available for distribution is explained in greater detail under “Non-GAAP Financial Information,” and a reconciliation of this measure to its most directly comparable GAAP measure is included in the tables at the end of this news release.

EnLink Midstream to Hold Earnings Conference Call on May 4, 2016

The General Partner and the Partnership will hold a conference call to discuss first quarter financial results on Wednesday, May 4, 2016, at 9:00 a.m. Central time (10:00 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10083079 where they will receive their dial-in information upon completion of their preregistration.

Interested parties can access an archived replay of the call on the Investors page of EnLink Midstream’s website at www.enlink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 9,900 miles of gathering and transportation pipelines, 19 processing plants with approximately 3.9 billion cubic feet per day of processing capacity, seven fractionators with approximately 284,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

References in this press release to “EnLink Midstream Partners, LP,” the “Partnership,” “ENLK” or like terms refer to EnLink Midstream Partners, LP itself or EnLink Midstream Partners, LP together with its consolidated subsidiaries, including EnLink Midstream Operating, LP, EnLink Midstream Holdings, LP (“Midstream Holdings”) and EnLink TOM Holdings, LP and its consolidated subsidiaries (collectively, “TOM Entities”). TOM is sometimes used to refer to EnLink TOM Holdings, LP itself or EnLink TOM Holdings, LP together with its consolidated subsidiaries.

Additional information about the EnLink companies can be found at www.enlink.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, maintenance capital expenditures and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on noncash derivatives, gain on disposition of assets, transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligation, non-controlling interest and (income) loss from unconsolidated affiliate investments. We define distributable cash flow as net cash provided by operating activities plus adjusted EBITDA, net to EnLink Midstream

Partners, LP, less interest expense (excluding amortization of the TOM Entities’ installment note discount), adjustments for the mandatorily redeemable non-controlling interest, cash taxes and other, and maintenance capital expenditures. Gross operating margin is defined as revenue minus the cost of sales. Cash available for distribution is defined as distributions due to the General Partner from the Partnership and the General Partner’s interest in the TOM Entities’ adjusted EBITDA (as defined herein), and the General Partner’s interest in the adjusted EBITDA of Midstream Holdings (as defined herein), less maintenance capital, the General Partner’s specific general and administrative costs as a separate public reporting entity, the interest costs associated with the General Partner’s debt and current taxes attributable to the General Partner’s earnings, plus ENLC standalone impairment.

The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures, the TOM Entities’ adjusted EBITDA and the adjusted EBITDA of Midstream Holdings.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives. Adjusted EBITDA of Midstream Holdings is defined as Midstream Holdings’ earnings plus depreciation, provisions for income taxes and distribution of equity investment less income on equity investment.  The TOM Entities’ adjusted EBITDA means earnings before depreciation and amortization.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA, distributable cash flow, maintenance capital expenditures and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) reductions in our credit ratings, (k) our debt levels and restrictions contained in our debt documents, (l) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (m) changes in the availability and cost of capital, (n) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (o) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (p) a failure in our computing systems or a cyber-attack on our systems, and (q) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

(Tables follow)

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended March 31,
	2016	2015
	(Unaudited) (In millions, except per unit amounts)
Total revenues	$889.7	$940.5
Cost of sales (1)	586.2	657.4
Gross operating margin	303.5	283.1
Operating costs and expenses:
Operating expenses (2)	98.2	98.4
General and administrative	33.2	41.9
Gain on disposition of assets	(0.2)	—
Depreciation and amortization	121.9	91.3
Impairments	566.3	—
Total operating costs and expenses	819.4	231.6
Operating income (loss)	(515.9)	51.5
Other income (expense):
Interest expense, net of interest income	(43.7)	(18.9)
Income (loss) from unconsolidated affiliates	(2.4)	3.7
Other income	0.1	0.6
Total other expense	(46.0)	(14.6)
Income (loss) before non-controlling interest and income taxes	(561.9)	36.9
Income tax provision	(1.0)	(1.2)
Net income (loss)	(562.9)	35.7
Net income (loss) attributable to the non-controlling interest	(2.5)	0.1
Net income (loss) attributable to EnLink Midstream Partners, LP	$(560.4)	$35.6
General partner interest in net income	$7.4	$26.5
Limited partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$(567.2)	$9.0
Class C partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$(12.4)	$0.1
Preferred interest in net income attributable to EnLink Midstream Partners, LP	$11.8	$—
Net income (loss) attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(1.74)	$0.03
Diluted common unit	$(1.74)	$0.03

(1)  Includes $42.6 million and $7.9 million for the three months ended March 31, 2016 and 2015, respectively, of affiliate purchased gas, NGLs, condensate and crude oil.

(2)  Includes $0.1 million for the three months ended March 31, 2016 of affiliate operating expenses.

EnLink Midstream Partners, LP

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(562.9)	$35.7
Interest expense	43.7	18.9
Depreciation and amortization	121.9	91.3
Impairments	566.3	—
(Income) loss from unconsolidated affiliate investments	2.4	(3.7)
Distributions from unconsolidated affiliate investments	9.2	6.8
Gain on disposition of assets	(0.2)	—
Unit-based compensation	7.9	13.8
Income taxes	1.0	1.2
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.4)	(4.5)
Other (1)	10.9	10.7
Adjusted EBITDA before non-controlling interest	195.8	170.2
Non-controlling interest share of adjusted EBITDA	(0.8)	(0.1)
Transferred interest adjusted EBITDA (2)	—	(40.2)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$195.0	$129.9
Interest expense	(43.7)	(18.9)
Amortization of TOM Entities’ installment payable discount included in interest expense (3)	12.4	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	0.2	(2.6)
Cash taxes and other	(1.0)	(0.8)
Maintenance capital expenditures	(7.5)	(8.9)
Distributable cash flow	$155.4	$98.7

Actual declared distribution (4)	$142.2	$111.7
Distribution Coverage	1.09x	0.88x
Distributions declared per limited partner unit	$0.390	$0.380

(1)   Includes financial derivatives marked-to-market, accretion expense associated with asset retirement obligations, reimbursed employee costs from Devon and LPC, acquisition transaction costs and non-cash rent.

(2)   Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(3)   Amortization of the TOM Entities acquisition installment payable discount is considered non-cash interest under ENLK’s credit facility since the payment under the installment payable is consideration for the acquisition of the TOM Entities.

(4)   The actual declared distribution does not assume full quarter distributions on the Class D units in the first quarter of 2015.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

	Three Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$189.1	$171.7
Interest expense, net (1)	31.4	21.7
Current income tax	1.0	1.2
Distributions from unconsolidated affiliate investments in excess of earnings	9.2	4.1
Other (2)	4.5	6.9
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	(46.9)	(102.5)
Accounts payable, accrued gas and crude oil purchases and other (3)	7.5	67.1
Adjusted EBITDA before non-controlling interest	195.8	170.2
Non-controlling interest share of adjusted EBITDA	(0.8)	(0.1)
Transferred interest adjusted EBITDA (4)	—	(40.2)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$195.0	$129.9
Interest expense	(43.7)	(18.9)
Amortization of TOM Entities’ installment payable discount included in interest expense (5)	12.4	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	0.2	(2.6)
Cash taxes and other	(1.0)	(0.8)
Maintenance capital expenditures	(7.5)	(8.9)
Distributable cash flow	$155.4	$98.7

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for mandatorily redeemable non-controlling interest included in interest expense.

(2)         Includes acquisition transaction costs and reimbursed employee costs from Devon and LPC.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(5)         Amortization of the TOM Entities acquisition installment note discount is considered non-cash interest under ENLK’s credit facility since the payment under the note is consideration for the acquisition of the TOM Entities.

EnLink Midstream Partners, LP

Operating Data

	Three Months Ended March 31,
	2016	2015
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d)	2,743,400	2,751,000
Processing (MMBtu/d)	1,198,100	1,136,300
Louisiana
Gathering and Transportation (MMBtu/d)	1,475,000	1,355,400
Processing (MMBtu/d)	517,800	434,400
NGL Fractionation (Gals/d)	5,020,200	5,632,000
Oklahoma
Gathering and Transportation (MMBtu/d)	617,000	431,800
Processing (MMBtu/d)	569,700	356,500
Crude and Condensate
Crude Oil Handling (Bbls/d)	124,700	89,900
Brine Disposal (Bbls/d)	3,500	3,600

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended March 31,
	2016	2015
	(Unaudited) (In millions, except per unit amounts)
Total revenues	$889.7	$940.5
Cost of sales (1)	586.2	657.4
Gross operating margin	303.5	283.1
Operating costs and expenses:
Operating expenses (2)	98.2	98.4
General and administrative	35.1	42.9
Gain on disposition of assets	(0.2)	—
Depreciation and amortization	121.9	91.3
Impairments	873.3	—
Total operating costs and expenses	1,128.3	232.6
Operating income (loss)	(824.8)	50.5
Other income (expense):
Interest expense, net of interest income	(44.0)	(19.1)
Income (loss) from unconsolidated affiliates	(2.4)	3.7
Other income	0.1	0.5
Total other expense	(46.3)	(14.9)
Income (loss) before non-controlling interest and income taxes	(871.1)	35.6
Income tax provision	(0.2)	(10.6)
Net income (loss)	(871.3)	25.0
Net income (loss) attributable to the non-controlling interest	(413.7)	8.0
Net income (loss) attributable to EnLink Midstream, LLC	$(457.6)	$17.0
Devon investment interest in net income	$—	$0.7
EnLink Midstream, LLC interest in net income (loss)	$(457.6)	$16.3
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic per common unit	$(2.56)	$0.10
Diluted per common unit	$(2.56)	$0.10

(1)         Includes $42.6 million and $7.9 million for the three months ended March 31, 2016 and 2015, respectively, of affiliate purchased gas, NGLs, condensate and crude oil.

(2)         Includes $0.1 million for the three months ended March 31, 2016 of affiliate operating expenses.

EnLink Midstream, LLC

Cash Available for Distribution

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended March 31,
	2016	2015
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.6
Incentive distribution rights	13.8	8.8
ENLK common units owned	34.5	12.3
Total share of ENLK distributions declared	$48.9	$21.7
Transferred interest EBITDA (2)	—	38.3
Adjusted EBITDA of the TOM Entities (3)	0.9	$—
Transaction costs	0.7	$—
Total cash available	$50.5	$60.0
Uses of cash:
General and administrative expenses	(1.8)	(0.8)
Current income taxes (4)	—	(4.4)
Interest expense	(0.3)	(0.2)
Maintenance capital expenditures (5)	—	(2.5)
Total cash used	$(2.1)	$(7.9)
ENLC cash available for distribution	$48.4	$52.1

Distribution declared per ENLC unit	$0.255	$0.245
Cash distribution declared	$46.5	$40.5
Distribution coverage	1.04x	1.29x

(1)         Represents distributions to be paid to ENLC on May 12, 2016 and distributions paid to ENLC on May 14, 2015.

(2)         Represents ENLC’s interest in Midstream Holdings’ adjusted EBITDA, which was disbursed to ENLC by Midstream Holdings on a monthly basis, prior to the transfer of all interest in Midstream Holdings to the Partnership in drop down transactions (“EMH Drop Downs”). Midstream Holdings’ adjusted EBITDA is defined as earnings plus depreciation, provision for income taxes and distributions from equity investments less income from equity investment.

(3)         Represents ENLC’s interest in the TOM Entities’ adjusted EBITDA, which is disbursed to ENLC by the TOM Entities on a monthly basis.  The TOM Entities’ adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes.

(4)         Represents ENLC’s stand-alone current tax expense.

(5)         Represents ENLC’s interest in Midstream Holdings’ maintenance capital expenditures prior to the EMH Drop Downs which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA per (2) above. There are no maintenance capital expenditures attributable to ENLC’s share of the TOM Entities during 2016. All of the TOM Entities’ capital expenditures during 2016 are growth related which are not considered in determining cash flow available for distribution.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

	Three Months Ended March 31,
	2016	2015
Net income (loss) of ENLC	$(871.3)	$25.0
Less: Net income (loss) attributable to ENLK	(560.4)	35.6
Net loss of ENLC excluding ENLK	$(310.9)	$(10.6)
ENLC’s share of distributions from ENLK (1)	48.9	21.7
ENLC’s interest in the TOM Entities’ depreciation	3.2	—
ENLC deferred income tax (benefit) expense (2)	(0.8)	5.4
Maintenance capital expenditures (3)	—	(2.5)
Transferred interest EBITDA (4)	—	38.3
ENLC corporate goodwill impairment	307.0	—
Other items (5)	1.0	(0.2)
ENLC cash available for distribution	$48.4	$52.1

(1)         Represents distributions declared by ENLK and to be paid to ENLC on May 12, 2016 and distributions paid by ENLK to ENLC on May 14, 2015.

(2)         Represents ENLC’s stand-alone deferred taxes.

(3)         Represents ENLC’s interest in the adjusted EBITDA of Midstream Holdings prior to the EMH Drop Downs. Adjusted EBITDA of Midstream Holdings is defined as maintenance capital expenditures prior to the EMH Drop Downs netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA. There are no maintenance capital expenditures attributable to ENLC’s share of the TOM Entities during 2016. All of the TOM Entities’ capital expenditures during 2016 are growth related which are not considered in determining cash flow available for distribution.

(4)         Represents ENLC’s interest in Midstream Holdings’ adjusted EBITDA prior to the EMH Drop Downs.

(5)         Represents transaction costs and other non-cash items not included in cash available for distributions.